Exhibit 99.2

November 20, 2014

Belden Announces Pricing of €200 Million Private Add-on Offering of 5.5% Senior Subordinated Notes due 2023

ST. LOUIS—(BUSINESS WIRE)—Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced the pricing of its previously announced private offering of €200 million in aggregate principal amount of 5.5% senior subordinated notes due 2023 at an issue price of 103.5% of the principal amount plus accrued interest. Belden expects this offering to close on November 25, 2014, subject to customary closing conditions. The notes will be guaranteed on a senior subordinated basis by certain of Belden’s current and future domestic subsidiaries that guarantee Belden’s indebtedness under its revolving credit agreement and term loan credit agreement.

The notes are in addition to the €300 million aggregate principal amount of the 5.5% senior subordinated notes due 2023 issued by Belden on March 21, 2013 and will be issued under the same indenture. The new notes will have identical terms, other than issue date and issue price, and will constitute part of the same series as the existing notes.

Belden intends to use the net proceeds from the offering for general corporate purposes and potential future acquisitions.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Belden believes that the expectations reflected in the forward-looking statements are reasonable, Belden can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including Belden’s Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Belden does not undertake any duty to update any forward-looking statement except as required by law.

Belden Investor Relations

314-854-8054

lnvestor.Relations@Belden.com

Source: Belden Inc.

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